Exhibit (k) (7)
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”), dated as of November 2, 2006, is by and among Triangle Capital Corporation, a Maryland corporation (“Parent”), New Triangle GP, LLC, a North Carolina limited liability company (the “New General Partner”), and Triangle Mezzanine LLC, a North Carolina limited liability company (the “Old General Partner”).
Recitals:
     WHEREAS, the New General Partner is a wholly-owned subsidiary of Parent; and
     WHEREAS, pursuant to the terms and conditions of this Agreement, (i) the Old General Partner will merge with and into the New General Partner, with the New General Partner continuing as the surviving entity and as a wholly-owned subsidiary of Parent, and (ii) the members of the Old General Partner (the “GP Members”) will receive common stock of Parent on the terms set forth herein; and
     WHERERAS, it is contemplated that these transactions will close concurrently with the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the “Fund Merger Agreement”) by and among Parent, TCC Merger Sub, LLC (“Merger Sub”) and Triangle Mezzanine Fund LLLP (the “Fund”), pursuant to which (i) Merger Sub will merge with and into the Fund, with the Fund continuing as the surviving entity, and (ii) the limited partners of the Fund will receive common stock of Parent on the terms set forth therein; and
     WHEREAS, it is contemplated that these transactions will close concurrently with the closing of the initial public offering of shares of common stock by Parent in a firm-commitment underwritten offering (the “Triangle IPO”); and
     WHEREAS, it is contemplated that the issuance of common stock by Parent to the GP Members pursuant to this Agreement and to the limited partners of the Fund pursuant to the Fund Merger Agreement will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 thereunder;
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and subject to and on the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I
THE MERGER
     Section 1.1 The Merger. At the Effective Time (as defined below), in accordance with this Agreement and the North Carolina Limited Liability Company Act (the “North Carolina LLC Act”), the Old General Partner will merge with and into the New General Partner (the “Merger”), the separate existence of the Old General Partner will cease, and the New General Partner will continue as the surviving entity as a North Carolina limited liability company (the “Surviving Entity”). From and after the Effective Time, the Surviving Entity will possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and will be subject to all liabilities, obligations and penalties of, the New General Partner and the Old General Partner, all with the effect set forth in the North Carolina LLC Act.
     Section 1.2 Articles of Organization and Operating Agreement. The Articles of Organization of the New General Partner in effect immediately prior to the Effective Time will be the Articles of Organization of the Surviving Entity, until duly amended in accordance with applicable law. The Operating Agreement of the New General Partner in effect immediately prior to the Effective Time will be the Operating Agreement of the Surviving Entity, until duly amended in accordance with applicable law.
     Section 1.3 Conversion of the Old General Partner Ownership Interests.
          (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the Old General Partner, the New General Partner, or the respective members thereof, the ownership interests of the Old General Partner (the “Old GP Ownership Interests”) that are outstanding as of the Effective Time will be converted into the right to receive the Merger Consideration, as determined pursuant to Section 1.3(b) below. All Old GP Ownership Interests, when converted in accordance with this Section 1.3(a), will no longer be outstanding, will automatically be cancelled, and will cease to exist, and will thereafter represent the right to receive the Merger Consideration in respect of such Old GP Ownership Interests.
          (b) The merger consideration (the “Merger Consideration”) payable to GP Members will be payable in shares of common stock of Parent in an amount equal to, on an aggregate basis, (i) $7,500,000 divided by (ii) the initial public offering price per share in the Triangle IPO (the shares issuable to the GP Members in the Merger, the “Merger Shares”). The Merger Shares will be allocated among the GP Members in proportion to the respective ownership interests held in the Old General Partner by the GP Members as of the Effective Time.
          (c) The number of Merger Shares payable to any Old GP Member pursuant to the formula set forth above will be rounded to the nearest whole number. At the Effective Time, the Parent will issue Merger Shares to each Old GP Member in the amount determined in accordance with Section 1.3(b) above, subject to such Old GP Member’s execution and delivery of a Subscription Agreement in the form attached hereto as Exhibit A.

ARTICLE II
CLOSING
     Section 2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of the parties, 3600 Glenwood Avenue, Suite 104, Raleigh, North Carolina, concurrently with the closing of the transactions contemplated by the Fund Merger Agreement and the Triangle IPO, or at such other time and place as the parties mutually agree. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.
     Section 2.2 Effective Time. Upon the terms and conditions of this Agreement, the parties shall deliver Articles of Merger to the Secretary of State of the State of North Carolina (the “Articles of Merger”) contemporaneously with, or immediately after, the Closing, and shall make all other filings or recordings as may be required under the North Carolina LLC Act and any other applicable law in order to effect the Merger. The Merger will become effective at the time of the filing of the Articles of Merger with the Secretary of State of the State of North Carolina in accordance with the North Carolina LLC Act, or at such later time as the parties may agree and as is provided in the Articles of Merger. The date and time at which the Merger will so become effective is herein referred to as the “Effective Time.”
ARTICLE III
CONDITIONS TO CLOSING
     Section 3.1 Mutual Conditions. The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by such party):
          (a) Closing of Triangle IPO. The Triangle IPO must close concurrently with the closing of the transactions contemplated hereby.
          (b) Approval of SBA. The SBA must have consented to the transactions contemplated by, and related to, this Agreement, the Fund Merger Agreement and the Triangle IPO.
ARTICLE IV
REGISTRATION COVENANT
     Section 4.1 Registration.
          (a) Reasonable Best Efforts to Register. Following the first anniversary of the Closing, Parent shall use its reasonable best efforts to file a registration statement with respect to the resale of all of the Merger Shares, and to cause such registration statement to become effective, as soon as practicable following such first anniversary (the Merger Shares to be registered, the “Registered Shares”); provided, however, that Parent will not be obligated to effect any such registration for such period of time, as, in the good faith judgment of the Board of Directors of Parent, such registration would be seriously detrimental to Parent and the Board of Directors of Parent concludes, as a result, that it is essential to defer the filing of such registration statement until such time as such registration would not be detrimental. In addition, Parent will use reasonable best efforts to cause the Merger Shares to be listed on the Nasdaq Global Market or other securities exchange on which Parent’s common stock is then listed at such time that the resale of the Merger Shares is registered.
          (b) Expenses. All Registration Expenses (as defined below) incurred in connection with any registration pursuant to Section 4.1(a) above will be borne by Parent. Any Selling Expenses (as defined below) relating to the Registered Shares will be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf. For purposes of this Agreement, (i) “Registration Expenses” means all expenses incurred in effecting any registration pursuant to Section 4.1(a) above, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Parent, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration and reasonable fees and disbursements of one counsel for the GP Members as selling stockholders, but will not include (x) Selling Expenses and (y) the compensation of regular employees of Parent, which will be paid in any event by Parent, and (ii) “Selling Expenses” means any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Registered Shares and fees and disbursements of counsel for any Old GP Member (other than the fees and disbursements of one counsel for the GP Members included in Registration Expenses as set forth above).
ARTICLE V
GENERAL PROVISIONS
     Section 5.1 Survival. None of the representations and warranties, and any covenant to be performed prior to the Effective Time, set forth herein, shall survive the Effective Time.
     Section 5.2 Termination. By written notice, this Agreement may be terminated by either the Old General Partner, on the one hand, or Parent and the New General Partner, on the other hand, if the Closing has not occurred on or before June 30, 2007.
     Section 5.3 Waiver. No failure to exercise, and no delay in exercising, on the part of any party, any privilege, any power or any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder.
     Section 5.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this agreement and supersedes all prior agreements between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the party to be charged with the amendment. This Agreement shall be amended by the parties if requested by the SBA to comply with SBA regulations, provided that no such amendment will change the total amount or allocation of the Merger Consideration.
     Section 5.5 Assignment; Binding Effect; No Third Party Beneficiaries. This Agreement may not be assigned by any party without the prior written consent of the other party(ies). Subject to the foregoing, this Agreement will be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Nothing in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this

Section 5.5.
     Section 5.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.
     Section 5.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law provisions thereof.
     Section 5.8 Construction. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.
     Section 5.9 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     Section 5.10 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (i) personally, (ii) by facsimile with confirmation of transmission by the transmitting equipment, or (iii) by certified or registered mail (postage prepaid, return receipt requested), and will be deemed given when so delivered personally or by facsimile, or if mailed, three (3) days after the date of mailing, to the addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):
If to Parent or the New General Partner:
Triangle Capital Corporation
3600 Glenwood Avenue, Suite 104
Raleigh, North Carolina 27612
Attn: President
Facsimile: 919-719-4777
If to the Old General Partner:
Triangle Mezzanine LLC
3600 Glenwood Avenue, Suite 104
Raleigh, North Carolina 27612
Attn: Managing Director
Facsimile: 919-719-4777
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[signature page of Agreement and Plan of Merger]
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:
Triangle Capital Corporation

By:		/s/ Steven C. Lilly

Steven C. Lilly, Chief Financial Officer, Secretary and Treasurer

NEW GENERAL PARTNER:
New Triangle GP, LLC

By:		Triangle Capital Corporation, its manager

	By:	/s/ Garland S. Tucker, III
Garland S. Tucker, III, Chairman of the Board, Chief Executive Officer and President

OLD GENERAL PARTNER:
Triangle Mezzanine LLC

By:		/s/ Garland S. Tucker, III

Name:		Garland S. Tucker, III

Its:		Manager

Exhibit A
Form of Subscription Agreement
[see attached]